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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING

                                               Commission File Number 001-08568
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(Check One):  |_| Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-QSB
|_| Form 10-D |_| Form N-SAR |_| Form N-CSR

For Period Ended: September 30, 2006
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|_| Transition Report on Form 10-K

|_| Transition Report on Form 20-F

|_| Transition Report on Form 11-K

|_| Transition Report on Form 10-Q

|_| Transition Report on Form N-SAR

For the Transition Period Ended: ______________________________________________

      Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _______________________________

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                                     PART I
                             REGISTRANT INFORMATION

IGI, Inc.
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Full name of registrant

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Former name if applicable

105 Lincoln Avenue
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Address of principal executive office (Street and number)

Buena, New Jersey 08310
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City, state and zip code


                                    PART II
                             RULE 12b-25(b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

      State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Management required additional time to compile data to furnish to its professionals to complete the Form 10-QSB for the quarter year ended September 30, 2006. The Form 10-QSB will be filed at about the time of filing of this form.
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                                    PART IV
                               OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification:

Carlene Lloyd                                                    (856) 697-1441
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   (Name)                                        (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 Yes |X| No |_|

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 Yes |_| No |X|

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                   IGI, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 14, 2006               By:     /s/ Carlene Lloyd
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                                           Name: Carlene Lloyd
                                           Title: Vice President of Finance